Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA’S P38 INHIBITOR FOR INFLAMMATORY DISEASE
TO ADVANCE INTO HUMAN CLINICAL TRIALS

- Phase 1 Trial Expected to Commence in Fall 2006 -

Boulder, Colo., (October 31, 2006) – Array BioPharma Inc. (NASDAQ: ARRY) filed an Investigational New Drug (IND) application for ARRY-797 with the U.S. Food & Drug Administration and is now able to proceed with human clinical studies.  ARRY-797 is a potent, selective, orally active inhibitor of p38 MAP kinase and has demonstrated good tolerability and significant efficacy in preclinical models of human inflammatory diseases. The compound will initially be evaluated in dose escalation studies in normal, healthy volunteers for safety, exposure and inhibition of mechanism-related biomarkers.

“Advancing ARRY-797, our small molecule p38 inhibitor, into clinical trials is a significant achievement for Array and marks our third drug to enter clinical development during 2006,” said Kevin Koch, Ph.D., President and Chief Scientific Officer. “This novel p38 inhibitor, derived from our computational de novo design technology platform, holds promise for the treatment of patients with arthritis and other inflammatory diseases.”

About Inflammatory Disease

Inflammation is a natural biologic response to injury or infectious attack to the human body.  Unregulated inflammation results in a broad range of conditions, most of which are classified by the tissue or organ where the inflammation occurs.  These conditions include rheumatoid arthritis (RA) in the joint, psoriasis in the skin, chronic obstructive pulmonary disease in the lung, fibrotic disease in the liver and kidney, Crohn’s disease in the intestine, and congestive heart failure and arteriosclerosis in the arteries, among others.  Currently, some of the most effective treatments for these diseases are injectable protein therapeutics, which have significant cost and patient compliance issues.  Injectable protein therapeutics currently on the market – such as Enbrel®, Remicade®, Humira® and Kineret ® — bind to and/or modulate the activity of the inflammatory cytokines TNF-a or IL-1 and are utilized for the treatment of RA, psoriasis and Crohn’s disease. The TNF inhibition market alone, which is dominated by these therapeutics, is expected to grow from $9 billion in 2005 to $17 billion in 2010, according to analyst estimates.

-more-

About ARRY-797 / p38 for Inflammation and Cancer

p38 MAP kinase is an enzyme that regulates the production of numerous pro-inflammatory or growth promoting cytokines, in particular, TNF, IL-6 and IL-1.  Up-regulation of TNF and IL-6 may be involved in certain tumor resistance mechanisms and has been observed in several malignancies including prostate and ovarian cancer and multiple myeloma.  ARRY-797, an orally active p38 inhibitor, has demonstrated good tolerability and significant efficacy in preclinical models of human inflammatory diseases and certain cytokine-driven cancers.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important protein targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2006, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of October 31, 2006. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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